Exhibit 99.(j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 29, 2009, relating to the consolidated financial statements and financial highlights of SunAmerica Alternative Strategies Fund, one of the funds constituting SunAmerica Specialty Series, formerly known as AIG Series Trust, which appears in the October 31, 2009 Annual Report to shareholders of SunAmerica Alternative Strategies Fund, which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights”, “Disclosure of Portfolio Holdings Policies and Procedures” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Houston, Texas

July 2, 2010